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                                                                    EXHIBIT 8(1)

                         [Latham & Watkins Letterhead]

                                October 15, 1998

Harrah's Entertainment, Inc.
1023 Cherry Road
Memphis, Tennessee 38117

               Re: Registration Statement on Form S-4 of Harrah's Entertainment,
                   Inc.

Ladies and Gentlemen:

    We have served as counsel to Harrah's Entertainment, Inc., a Delaware corporation (the "Company"), in connection with the proposed transaction (the "Merger") contemplated by the Agreement and Plan of Merger, dated as of August 9, 1998, and as amended as of September 4, 1998 (the "Merger Agreement"), among the Company, HEI Acquisition Corp. III, a Nevada corporation ("Sub"), and Rio Hotel & Casino, Inc., a Nevada corporation ("Rio"). As counsel, we have participated in the preparation of the above-referenced Registration Statement and the exhibits thereto filed with the Securities and Exchange Commission (the "Registration Statement"), including a Joint Proxy Statement/Prospectus of the Company and Rio, dated October 15, 1998 (the "Proxy Statement"). Capitalized terms not defined herein have the meanings ascribed to them in the Proxy Statement.

    The facts, as we understand them, are set forth in the Registration Statement and Proxy Statement and in the Officer's Certificates of the Company and Rio dated as of the date hereof. With your permission, we have relied on such facts and Officer's Certificates in rendering our opinion expressed herein. Based on such facts and Officer's Certificates, it is our opinion that the material United States federal income tax consequences to the stockholders of Rio expected to result from the Merger contemplated by the Merger Agreement, under currently applicable law, are as set forth under the caption "The Merger--Certain Federal Income Tax Consequences" in the Registration Statement and Proxy Statement. You have not requested, and we do not express, an opinion concerning any other tax consequences of the Merger.

    This opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations promulgated thereunder, and judicial and administrative decisions and rulings, all of which are subject to change either prospectively or retroactively. Also, any variation or difference from the facts as set forth in the Registration Statement and Proxy Statement and incorporated herein might affect the conclusion stated herein.

    We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the headings "The Merger--Certain Federal Income Tax Consequences" in the Registration Statement and Proxy Statement.

                                          Very truly yours,

                                          LATHAM & WATKINS